As filed with the Securities and Exchange Commission on November 24, 1997
                                              SEC Registration No. 333-_____
 ---------------------------------------------------------------

                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                             FORM S-8
                      REGISTRATION STATEMENT
                 UNDER THE SECURITIES ACT OF 1933

                         NEWRIDERS, INC.
                      ----------------------
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  Nevada                             77-0390222
      ---------------------------------   ------------------------------
      (STATE OR OTHER JURISDICTION OF      (IRS EMPLOYER IDENTIFICATION
       INCORPORATION OR ORGANIZATION)                  NUMBER)

                 567 San Nicolas Drive, Suite 400
                 Newport Beach, California  92660
            -----------------------------------------
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

    NEWRIDERS, INC. 1997 EXECUTIVE INCENTIVE COMPENSATION PLAN
       (and other plans as designated in footnote 2, below)
        --------------------------------------------------
                     (FULL TITLE OF THE PLAN)

                       WILLIAM R. NORDSTROM
      EXECUTIVE VICE PRESIDENT - ADMINISTRATION AND FINANCE
                 567 SAN NICOLAS DRIVE, SUITE 400
                 NEWPORT BEACH, CALIFORNIA  92660
            -----------------------------------------
             (NAME AND ADDRESS OF AGENT FOR SERVICE)

                          (714) 718-4630
         -----------------------------------------------
  (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            Copies to:
                    Robert N. Wilkinson, Esq.
                  Suite 900 - Gateway Tower East
                       10 East South Temple
                   Salt Lake City, Utah  84133
                          (801) 530-7370
                        Fax (801) 364-9127

----------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE

                                        PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF SECURITIES     AMOUNT TO BE    OFFERING PRICE PER   AGGREGATE OFFERING  AMOUNT OF
TO BE REGISTERED        REGISTERED      SHARE (1)            PRICE (1)          REGISTRATION FEE
------------------------------------------------------------------------------------------------

COMMON STOCK            5,140,000
$0.001 PAR VALUE        SHARES (2)       $ 4.50              $ 23,130,000        $ 7,009.09

(1)      Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low sale price of the Common Stock on November 20, 1997.

(2)      Of the 5,140,000 shares being registered, 5,000,000 shares are being registered for issuance pursuant to the Newriders, Inc. 1997 Executive Incentive Compensation Plan,
         50,000 shares are being registered for issuance pursuant to a Compensation Letter
         Agreement with John Martin, 50,000 shares are being registered for issuance pursuant to a Corporate Development Consulting Agreement, and 40,000 shares are being registered pursuant to an Agreement Concerning Legal Services.


    PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the "Commission") by the Registrant:

     (a) the Registrant's effective Registration Statement on Form 10-SB filed on June 30, 1997;

     (b) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended
            (the "Exchange Act"), since the Registrant's Registration
             Statement on Form 10-SB became effective on August 29, 1997; and

     (c) the description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 10-SB filed on June 30, 1997, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies of supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

     The Registrant's shares of Common Stock registered hereby are included in a class of securities registered under Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statutes, charter provisions, by-laws, contracts or other arrangements under which any controlling person, director or officer of the Company is insured or indemnified in any manner against any liability which he may incur in his capacity as such, are as follows:

     A. Sections 78.037, 78.751 and 78.752 of the Nevada Revised Statutes offer limitation of liability protection for officers and directors and/or indemnification protection of officers, directors, employees and agents of the Company, and provide as follows:

78.751.  Articles of incorporation:  Optional provisions.

     The articles of incorporation may also contain:

     1. A provision eliminating or limiting the personal liability of a director officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for:

          (a) Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

          (b)     The payment of distributions in violation of NRS 78.300.

     2. Any provision, not contrary to the laws of this state, for the management of the business and for the conduct of the affairs of the corporation, and any provision creating, defining, limiting or regulating the powers of the corporation or the rights, powers or duties of the directors, and the stockholders, or any class of the stockholders, or the holders of bonds or other obligations of the corporation, or governing the distribution or division of the profits of the corporation.

78.751. Indemnification of officers, directors, employees and agents; advancement of expenses.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which is reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

           a.     By the stockholders;
           b. By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;
           c. If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or
           d. If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

          a. Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

          b. Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

78.752. Insurance and other financial arrangements against liability of directors, officers, employees and agents.


     1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

     2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

          a.     The creation of a trust fund.
          b.     The establishment of a program of self-insurance.
          c. The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.
          d.    The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

     3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

     4.     In the absence of fraud:

          a. The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and
          b.     The insurance or other financial arrangement:
               (1)     Is not void or voidable; and
               (2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

     5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.

     B. The TWELFTH article of the Company's Articles of Incorporation limits the liability exposure of officers and directors of the Company for damages. It provides as follows:

     TWELFTH. No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of officer of the Corporation or acts of omissions prior to such repeal or modification.

     C. Article VI of the Company's By-Laws provides for the following indemnification protections:

                            ARTICLE VI
            INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Except as hereinafter stated otherwise, the Corporation shall indemnify all of its officers and directors, past, present and future, against any and all expenses incurred by them, and each of them including but not limited to legal fees, judgments and penalties which may be incurred, rendered or levied in any legal action brought against any or all of them for or on account of any act or omission alleged to have been committed while acting within the scope of their duties as officers or directors of this Corporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     See "Exhibit Index" on page II-9 below.

ITEM 9. UNDERTAKINGS.

      (a)     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California on November 20, 1997.

                                   NEWRIDERS, INC.

                                   /s/ John E. Martin
                                   ---------------------------
                                   John E. Martin



                        POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John E. Martin and William R. Nordstrom his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                    Title                         Date
---------                      --------------------          --------------

/s/ John E. Martin             Chairman, Chief Executive     November 20, 1997
-----------------------------  Officer and Director
John E. Martin                 (principal executive officer)

/s/ William R. Nordstrom       Executive Vice President -    November 20, 1997
-----------------------------  Administration and Finance and
William R. Nordstrom           Director (principal executive
                               officer and principal accounting
                               officer)

/s/ William E. Prather         Director                      November 20, 1997
-----------------------------
William E. Prather

/s/ Michael T. Purcell         Vice President, Chief         November 20, 1997
-----------------------------  Marketing Officer and
Michael T. Purcell             Director

/s/ Leon Hatcher               Vice President, Chief         November 20, 1997
-----------------------------  Operating Officer and
Leon Hatcher                   Director

/s/ C.W. Doyle                 Director                      November 20, 1997
-----------------------------
C.W. Doyle

-----------------------------  Director                      November --, 1997
Wayne L. Knyal

/s/ Daniel Gallery             Director                      November 20, 1997
-----------------------------
Daniel Gallery

                          EXHIBIT INDEX


EXHIBIT
NUMBER   DESCRIPTION                                              PAGE NO.

 4.1     Articles of Incorporation(1)               Incorporated by Reference

 4.2     Amendment to Articles of Incorporation(2)  Incorporated by Reference

 4.3     Bylaws(3)                                  Incorporated by Reference

 5.1     Opinion of Robert N. Wilkinson, Esq.        __________

10.1     Newriders, Inc. 1997 Executive Incentive     __________
         Compensation Plan

10.2     Compensation Letter Agreement with           __________
         John Martin dated March 11, 1997

10.3     Corporate Development Consulting             __________
         Agreement, dated February 14, 1997

10.4     Agreement Concerning Legal Services          __________
         between Newriders, Inc. and Bolen,
         Fransen & Boostrom, LLP

23.1     Consent of Jones, Jensen & Company           __________

24.1     Power of Attorney is included in the     Signatures Section
         "Signatures" section of this
         Registration Statement

-----------------------------
(1) Incorporated by reference from Exhibit 2.1 of the Registrant's Registration Statement on Form 10-SB filed on June 30, 1997.

(2) Incorporated by reference from Exhibit 2.2 of the Registrant's Registration Statement on Form 10-SB filed on June 30, 1997.

(3) Incorporated by reference from Exhibit 2.3 of the Registrant's Registration Statement on Form 10-SB filed on June 30, 1997.
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